Exhibit 99.1

DuPont Reports Third Quarter 2020 Results

•3Q20 GAAP EPS from continuing operations of $(0.11); adjusted EPS of $0.88
•3Q20 Net Sales of $5.1 billion, down 6 percent; organic sales down 6 percent
•3Q20 GAAP Loss from continuing operations of $(72) million and Operating EBITDA of $1.3 billion
•$150 million in non-manufacturing costs savings in the quarter; approximately two-thirds structural
•Increased 2020 cost savings from current year actions from $180 million to $280 million
•Operating cash flow of $1.3 billion; $1.1 billion free cash flow in the quarter
•Significant progress on divestitures of Non-Core businesses with sale of Trichlorosilane business and equity stake in Hemlock Semiconductor JV announced in September for $725 million; agreement to sell Biomaterials signed in October 2020 for $240 million
•Intended merger of Nutrition & Biosciences business with IFF received shareholder approval; transaction continues to be on-track for a 1Q 2021 closing

WILMINGTON, Del., October 29, 2020 - DuPont (NYSE: DD) today announced financial results for the third quarter 2020.
“Our team remains committed to emphasizing the safety and well-being of our employees, prioritizing the needs of our customers, and executing on a playbook that enables us to quickly respond to the changing environment” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “This commitment is evident in the results we announced today. We delivered strong performance demonstrating the value our market-leading innovation and technology provides in key end-markets such as semiconductors, smartphones, water filtration, probiotics, and personal protective equipment. The actions we have taken to right-size our cost structure and generate significant cash flow are delivering results today and we intend to maintain this momentum as we move forward.”
“In September, we completed the sale of our trichlorosilane business and our stake in the Hemlock Semiconductor joint venture and earlier this month we signed an agreement to sell the Biomaterials business,” Breen continued. “Execution of these Non-Core divestitures and the continued progress towards the anticipated closing of the Nutrition & Biosciences transaction(1) in the first quarter 2021 exemplify our commitment to create both market-leading businesses and value for our shareholders.”

Third Quarter 2020 Results
Net sales totaled $5.1 billion, down 6 percent versus the year-ago period on both an as reported and organic basis. Growth in Electronics & Imaging was more than offset by sales declines in the other segments primarily due to the impact of the global pandemic.
On a regional basis, organic sales increased 3 percent in Asia Pacific versus the year-ago period while the U.S. and Canada declined 10 percent, EMEA declined 15 percent, and Latin America declined 3 percent. China sales in our core segments improved 14 percent versus the third quarter 2019 and 10 percent sequentially from second quarter 2020.
GAAP EPS from continuing operations totaled $(0.11) on a GAAP loss from continuing operations of $(72) million, versus GAAP EPS from continuing operations of $0.49 on GAAP income from continuing operations of $372 million in the year-ago period. This decline is mostly attributable to non-cash impairment charges associated with Non-Core businesses, higher merger-related amortization expense and lower segment results, partially offset by gains associated with divestitures of Non-Core businesses.
(1) Closing of transaction with IFF is subject to regulatory approval and customary closing conditions.
(2) Adjusted EPS, operating EBITDA and free cash flow are non-GAAP measures. See page 7 for further discussion. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 13 of this communication.

Operating EBITDA(2) was $1.3 billion, down 7 percent versus operating EBITDA(2) in the prior year. The impact of lower demand, cost associated with idled facilities, and portfolio changes more than offset manufacturing productivity gains, approximately $150 million of non-manufacturing cost savings and strong demand in semiconductors, smartphones, water, Tyvek® protective garments, and health & wellness. Adjusted EPS(2) decreased 8 percent to $0.88, compared with adjusted EPS(2) in the year-ago period of $0.96, primarily driven by lower segment results and a higher base tax rate partially offset by declines in interest expense, foreign exchange losses, and share count. A continued focus on cost control enabled operating EBITDA declines in-line with the decline in net sales on a percentage basis.
Operating cash flow of $1.3 billion included improvements in working capital of more than $300 million in the quarter which was driven by lower inventories. Capital expenditures of approximately $200 million resulted in free cash flow(2) of $1.1 billion. The sale of the trichlorosilane business and the Hemlock Semiconductor joint venture provided $550 million of additional pre-tax cash proceeds in the quarter. Proceeds from these sales as well as organic cashflow generation enabled a reduction in commercial paper balances to less than $400 million as of September 30, 2020; a reduction of $1.2 billion in the quarter.

Third Quarter 2020 Segment Highlights
Electronics & Imaging
Electronics & Imaging reported a record quarter with net sales of $1.0 billion, up 7 percent from the year-ago period. Organic sales were up 8 percent driven by a 9 percent growth in volume offset by a 1 percent decline in price. Currency was neutral and portfolio was a 1 percent headwind.
Sales gains were led by Semiconductor Technologies as new technology ramps across logic and foundry delivered high-single digit organic growth versus the year-ago period. Interconnect Solutions organic sales also increased high-single digits, despite an overall decline in the global smartphone market, driven by higher material content in premium, next-generation smartphones. Within Image Solutions, mid single-digit organic growth was led by strength in OLEDs for displays and ink for the consumer segment, partially offset by weakness in flexographic plates and textile inks.
Operating EBITDA for the segment was $357 million, an increase of 12 percent from operating EBITDA of $320 million in the year-ago period, driven primarily by strong volume growth and continued productivity actions.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.5 billion, down 4 percent from the year-ago period on both an as reported and organic basis driven by lower volumes. Price, currency and portfolio impacts were each neutral versus third quarter 2019.
Within Health & Biosciences, double-digit growth in both probiotics and home and personal care markets was more than offset by continued weakness in biorefinery and microbial control. Pricing gains in Food & Beverage were more than offset by weaker demand primarily in emulsifiers, sweeteners, and cellulosics driven by declines in food service and lower consumer demand for mints and chewing gums in travel and convenience stores. Pharma Solutions sales were flat with the prior year.
Operating EBITDA for the segment was $379 million, an increase of 7 percent from operating EBITDA of $354 million in the year-ago period. Continued productivity actions and favorable product mix more than offset the impact of lower volumes leading to a 260 basis point improvement in operating EBITDA margins versus the year-ago period.

Transportation & Industrial
Transportation & Industrial reported net sales of $1.0 billion, down 14 percent from the year-ago period. Organic sales were down 14 percent with volume down 9 percent and price lower by 5 percent. Currency and portfolio impacts were both neutral versus third quarter 2019.
Volume declined 9 percent due to lower auto builds. Although a significant improvement versus second quarter performance the global auto market continues its recovery from steep declines in the first half of the year. The impact of COVID-19 on other key industrial markets, in addition to automotive, contributed to volume declines across Mobility Solutions, Industrial & Consumer, and Healthcare & Specialty. Strong demand for differentiated, high performance seals in semiconductor manufacturing lifted Kalrez® revenues high-teens percent.
Operating EBITDA for the segment was $242 million, a decrease of 21 percent from operating EBITDA of $306 million in the year-ago period, as savings from productivity actions were more than offset by volume declines, lower price, and the impact of temporarily idled facilities.

Safety & Construction
Safety & Construction reported net sales of $1.2 billion, down 6 percent from the year-ago period. Organic sales were down 9 percent with a 1 percent price improvement offset by a 10 percent decline in volume. Acquisitions in the Water Solutions business increased reported sales by 3 percent. Currency was neutral.
Continued broad-based demand across Water Solutions was more than offset by declines in both Safety Solutions and Shelter Solutions. Within Safety Solutions, demand for Tyvek® protective garments remained strong but was more than offset by soft demand for aramid fibers across aerospace, oil & gas and select industrial markets as a result of COVID-19. Similarly, within Shelter Solutions, growth in residential construction and retail channels for do-it-yourself applications was more than offset by weak commercial construction.
Operating EBITDA for the segment totaled $324 million, a decrease of 8 percent from operating EBITDA of $352 million in the year-ago period. Continued productivity actions as well as favorable product mix was more than offset by lower volumes and the impact of temporarily idled facilities.
Non-Core
Non-Core reported net sales of $331 million, down 23 percent from the year-ago period. Organic sales were down 13 percent driven by 18 percent volume declines and offset by 5 percent pricing gains. The September 2019 divestiture of the DuPont Sustainable Solutions business and the September 2020 divestiture of the trichlorosilane business reduced sales by 10 percent. Currency was neutral.
Operating EBITDA for the segment was $14 million, a decrease of 85 percent from operating EBITDA of $94 million in the year-ago period. The absence of a prior year gain on the sale of DuPont Sustainable Solutions, lower volumes and the impact of the trichlorosilane and Hemlock Semiconductor divestitures in September 2020 more than offset cost productivity.

Outlook
“With a continued focus on execution, we anticipate a fourth quarter underscored by additional cash generation and operating leverage across our core segments driven by additional cost savings,” said Lori Koch, Chief Financial Officer of DuPont. “We expect to deliver full-year 2020 adjusted EPS(2) in the range of $3.17 to $3.21 on net sales of $20.1 billion to $20.2 billion.”

Conference Call
The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Leland Weaver leland.weaver@dupont.com +1 302-999-2477	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

On April 1, 2019, the company completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend-in-kind of all the then outstanding stock of Dow Inc. (the “Dow Distribution”). The company completed the separation of its agriculture business into a separate and independent public company on June 1, 2019, by way of a pro rata dividend-in-kind of all the then outstanding stock of Corteva, Inc. (the “Corteva Distribution”).

On December 15, 2019, DuPont and IFF announced they had entered definitive agreements to combine DuPont’s Nutrition & Biosciences business with IFF in a transaction that would result in IFF issuing shares to DuPont shareholders, pending customary closing conditions and regulatory approvals.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction with IFF; changes in relevant tax and other laws, (ii) failure to obtain necessary regulatory approvals, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed transaction with IFF, (iii) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies that could impact the value, timing or pursuit of the proposed transaction with IFF, (iv) risks and costs and pursuit and/or implementation of the separation of the N&B Business, including timing anticipated to complete the separation, any changes to the configuration of businesses included in the separation if implemented, (v) risks and costs related to the Dow Distribution and the Corteva Distribution (together, the “Distributions”) including (a) with respect to achieving all expected benefits from the Distributions; (b) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by the Company to establish the relative credit profiles of Corteva, Dow and DuPont and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DuPont; (c) indemnification of certain legacy liabilities of E. I. du Pont de Nemours and Company ("Historical EID") in connection with the Corteva Distribution; and (d) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade (ix) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. and (x) other risks to DuPont's business, operations and results of operations including from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including tariffs, trade disputes and retaliatory actions; impairment of goodwill or intangible assets; the availability of and fluctuations in the cost of energy and raw materials; business or supply disruption, including in connection with the Distributions; ability to effectively manage costs as the company’s portfolio evolves; security threats, such as acts of sabotage, terrorism or war, global health concerns and pandemics, natural disasters and weather events and patterns which could or could continue to result in a significant operational event for DuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DuPont's intellectual property rights; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management's response to any of the aforementioned factors. These risks are and will be more fully discussed in DuPont's current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DuPont’s 2019 Annual Report on Form 10-K and as updated by DuPont’s subsequent periodic and current reports filed with the SEC.

Overview
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries (“Historical Dow”) and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“Historical EID”) each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “DWDP Merger”). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the DWDP Merger and as a result, Historical EID’s assets and liabilities were reflected at fair value as of the close of the DWDP Merger.
Effective as of 5:00 p.m. on April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock, par value $0.01 per share (the “Dow Common Stock”), to holders of DowDuPont’s common stock, par value $0.01 per share (the “DowDuPont Common Stock”), as of the close of business on March 21, 2019 (the “Dow Distribution”).
Effective as of 12:01 a.m. on June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock, par value $0.01 per share (the “Corteva Common Stock”), to holders of DuPont de Nemours, Inc.’s common stock, par value $0.01 per share, as of the close of business on May 24, 2019 (the “Corteva Distribution” and, together with the Dow Distribution, the “Distributions”).
Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations. The results of operations of DuPont for the 2019 interim periods presented reflect the historical financial results of Dow and Corteva as discontinued operations, as applicable. The cash flows related to Dow and Corteva have not been segregated and are included in the interim Consolidated Statements of Cash Flows for the applicable periods.
The unaudited pro forma Consolidated Statements of Operations (discussed in the following section) included herein include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the Distributions.
Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information (the “pro forma financial statements”) is derived from DuPont’s Consolidated Financial Statements and accompanying notes, adjusted to give effect to certain events directly attributable to the Distributions and Financings (as defined below). In contemplation of the Distributions and to achieve the respective credit profiles of each of DuPont, Dow, and Corteva, in the fourth quarter of 2018, DowDuPont consummated a public underwritten offer of eight series of senior unsecured notes (the “2018 Senior Notes”) in the aggregate principal amount of $12.7 billion and entered into a term loan agreement consisting of two term loan facilities (the “Term Loan Facilities”) in the aggregate principal amount of $3.0 billion. In May 2019, the funds from the Term Loan Facilities were drawn, along with the issuance of approximately $1.4 billion in commercial paper (the “Funding CP Issuance” together with the 2018 Senior Notes and Term Loan Facilities, the “Financings”). The net proceeds from the Financings together with cash from operations were used to fund cash contributions to Dow and Corteva, and DowDuPont’s $3.0 billion share repurchase program which was completed in the first quarter of 2019 (the “Share Repurchase Program”).
The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Distributions and the Financings (collectively the "Transactions"), (2) factually supportable and (3) with respect to the Consolidated Statements of Operations, expected to have a continuing impact on the results. The unaudited pro forma Statements of Operations for the nine months ended September 30, 2019 give effect to the pro forma events as if they had been consummated on January 1, 2018. There were no pro forma adjustments for the three or nine months ended September 30, 2020 and for the three months ended September 30, 2019.
Restructuring or integration activities or other costs following the Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The pro forma financial statements provide shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.

The pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.
Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 13 and on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Pro forma adjusted earnings per common share from continuing operations - diluted ("Pro forma adjusted EPS"), is defined as pro forma earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges and the after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations. Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger and the after-tax impact of non-operating pension / OPEB benefits / charges. Although amortization of Historical EID intangibles acquired as part of the DWDP Merger is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Management estimates amortization expense in 2020 associated with intangibles acquired as part of the DWDP Merger to be approximately $1.9 billion on a pre-tax basis, or approximately $2.00 per share.
Pro forma operating EBITDA, is defined as earnings (i.e. pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted to exclude significant items. Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Operating EBITDA margin is calculated as operating EBITDA divided by net sales.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance. Management estimates these integration and separation costs in 2020 to be approximately $600 million - $650 million on a pre-tax basis, or approximately $0.60 - $0.70 per share.
Organic Sales is defined as net sales excluding the impacts of currency and portfolio.
Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$5,096	$5,426	$15,145	$16,308
Cost of sales	3,392	3,531	10,001	10,648
Research and development expenses	199	225	644	724
Selling, general and administrative expenses	524	645	1,698	2,013
Amortization of intangibles	530	247	1,591	755
Restructuring and asset related charges - net	384	82	807	290
Goodwill impairment charges	183	—	3,214	1,175
Integration and separation costs	127	191	469	1,149
Equity in earnings of nonconsolidated affiliates	30	43	172	132
Sundry income (expense) - net	430	79	627	144
Interest expense	197	177	573	493
Income (loss) from continuing operations before income taxes	20	450	(3,053)	(663)
Provision for income taxes on continuing operations	92	78	100	142
(Loss) income from continuing operations, net of tax	(72)	372	(3,153)	(805)
Income from discontinued operations, net of tax	—	5	—	1,217
Net (loss) income	(72)	377	(3,153)	412
Net income attributable to noncontrolling interests	7	5	20	90
Net (loss) income available for DuPont common stockholders	$(79)	$372	$(3,173)	$322

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(0.11)	$0.49	$(4.31)	$(1.10)
Earnings per common share from discontinued operations - basic	—	0.01	—	1.53
(Loss) Earnings per common share - basic	$(0.11)	$0.50	$(4.31)	$0.43
(Loss) Earnings per common share from continuing operations - diluted	$(0.11)	$0.49	$(4.31)	$(1.10)
Earnings per common share from discontinued operations - diluted	—	0.01	—	1.53
(Loss) Earnings per common share - diluted	$(0.11)	$0.50	$(4.31)	$0.43

Weighted-average common shares outstanding - basic	734.4	745.5	735.8	748.2
Weighted-average common shares outstanding - diluted	734.4	747.7	735.8	748.2

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$4,008	$1,540
Accounts and notes receivable - net	3,623	3,802
Inventories	3,902	4,319
Other current assets	238	338
Assets held for sale	835	—
Total current assets	12,606	9,999
Investments
Investments in nonconsolidated affiliates	951	1,204
Other investments	24	24
Noncurrent receivables	147	32
Total investments	1,122	1,260
Property, plant and equipment - net of accumulated depreciation (September 30, 2020 - $5,757; December 31, 2019 - $4,969)	9,686	10,143
Other Assets
Goodwill	29,690	33,151
Other intangible assets	11,528	13,593
Restricted cash	6,206	—
Deferred income tax assets	237	189
Deferred charges and other assets	1,066	1,014
Total other assets	48,727	47,947
Total Assets	$72,141	$69,349
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$2,394	$3,830
Accounts payable	2,685	2,934
Income taxes payable	414	240
Accrued and other current liabilities	1,364	1,342
Liabilities related to assets held for sale	127	—
Total current liabilities	6,984	8,346
Long-Term Debt	21,802	13,617
Other Noncurrent Liabilities
Deferred income tax liabilities	3,011	3,467
Pension and other post employment benefits - noncurrent	1,193	1,172
Other noncurrent obligations	1,033	1,191
Total other noncurrent liabilities	5,237	5,830
Total Liabilities	$34,023	$27,793
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2020: 733,845,391 shares; 2019: 738,564,728 shares)	7	7
Additional paid-in capital	50,219	50,796
(Accumulated deficit) Retained earnings	(11,808)	(8,400)
Accumulated other comprehensive loss	(859)	(1,416)
Total DuPont stockholders' equity	37,559	40,987
Noncontrolling interests	559	569
Total equity	38,118	41,556
Total Liabilities and Equity	$72,141	$69,349

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Nine Months Ended September 30,
	2020	2019
Operating Activities
Net (loss) income	$(3,153)	$412
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,326	2,662
Credit for deferred income tax and other tax related items	(481)	(658)
Earnings of nonconsolidated affiliates (in excess of) less than dividends received	(120)	700
Net periodic pension benefit cost (credit)	30	(58)
Pension contributions	(77)	(485)
Net gain on sales of assets, businesses and investments	(612)	(119)
Restructuring and asset related charges - net	807	564
Goodwill impairment charges	3,214	1,175
Amortization of merger-related inventory step-up	—	253
Other net loss	127	326
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	133	(2,418)
Inventories	312	339
Accounts payable	43	(805)
Other assets and liabilities, net	245	(1,057)
Cash provided by operating activities	2,794	831
Investing Activities
Capital expenditures	(922)	(2,091)
Investment in gas field developments	—	(25)
Proceeds from sales of property, businesses, and ownership interests in nonconsolidated affiliates, net of cash divested	1,008	259
Acquisitions of property and businesses, net of cash acquired	(73)	(9)
Purchases of investments	(1)	(195)
Proceeds from sales and maturities of investments	1	233
Other investing activities, net	22	21
Cash provided by (used for) investing activities	35	(1,807)
Financing Activities
Changes in short-term notes payable	(1,439)	2,876
Proceeds from issuance of long-term debt	8,275	4,005
Payments on long-term debt	(29)	(6,899)
Purchases of common stock	(232)	(2,040)
Proceeds from issuance of Company stock	34	76
Employee taxes paid for share-based payment arrangements	(14)	(83)
Distributions to noncontrolling interests	(48)	(18)
Dividends paid to stockholders	(662)	(1,389)
Cash held by Dow and Corteva at the respective Distributions	—	(7,315)
Debt extinguishment costs	—	(104)
Other financing activities, net	(55)	(6)
Cash provided by (used for) financing activities	5,830	(10,897)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(2)
Increase (Decrease) in cash, cash equivalents and restricted cash	8,663	(11,875)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	1,577	8,591
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	5,431
Cash, cash equivalents and restricted cash at beginning of period	1,577	14,022
Cash, cash equivalents and restricted cash from continuing operations, end of period	10,240	2,147
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash at end of period	$10,240	$2,147

DuPont de Nemours, Inc.
Pro Forma Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Nine Months Ended
	September 30, 2020	September 30, 2019
	As Reported	Pro Forma [1]
Net sales	$15,145	$16,308
Cost of sales	10,001	10,670
Research and development expenses	644	724
Selling, general and administrative expenses	1,698	2,013
Amortization of intangibles	1,591	755
Restructuring and asset related charges - net	807	290
Goodwill impairment charges	3,214	1,175
Integration and separation costs	469	976
Equity in earnings of nonconsolidated affiliates	172	132
Sundry income (expense) - net	627	144
Interest expense	573	522
Loss from continuing operations before income taxes	(3,053)	(541)
Provision for income taxes on continuing operations	100	172
Loss from continuing operations, net of tax	(3,153)	(713)
Net income attributable to noncontrolling interests from continuing operations	20	18
Net loss from continuing operations available for DuPont common stockholders	$(3,173)	$(731)

Per common share data:
Loss per common share from continuing operations - basic	$(4.31)	$(0.98)
Loss per common share from continuing operations - diluted	$(4.31)	$(0.98)

Weighted-average common shares outstanding - basic	735.8	748.2
Weighted-average common shares outstanding - diluted	735.8	748.2
1. Refer to page 17 for additional detail on the pro forma adjustments included in the pro forma Consolidated Statements of Operations.

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Electronics & Imaging	$1,004	$934	$2,793	$2,617
Nutrition & Biosciences	1,467	1,525	4,557	4,618
Transportation & Industrial	1,045	1,209	3,021	3,795
Safety & Construction	1,249	1,327	3,769	3,951
Non-Core	331	431	1,005	1,327
Total	$5,096	$5,426	$15,145	$16,308
U.S. & Canada	$1,620	$1,822	$4,875	$5,424
EMEA [1]	1,069	1,227	3,405	3,898
Asia Pacific	2,120	2,057	6,045	6,036
Latin America	287	320	820	950
Total	$5,096	$5,426	$15,145	$16,308

Net Sales Variance by Segment and Geographic Region	Three Months Ended September 30, 2020
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	(1)%	9%	8%	—%	(1)%	7%
Nutrition & Biosciences	—	(4)	(4)	—	—	(4)
Transportation & Industrial	(5)	(9)	(14)	—	—	(14)
Safety & Construction	1	(10)	(9)	—	3	(6)
Non-Core	5	(18)	(13)	—	(10)	(23)
Total	—%	(6)%	(6)%	—%	—%	(6)%
U.S. & Canada	(1)%	(9)%	(10)%	—%	(1)%	(11)%
EMEA [1]	(1)	(14)	(15)	2	—	(13)
Asia Pacific	(1)	4	3	—	—	3
Latin America	5	(8)	(3)	(6)	(1)	(10)
Total	—%	(6)%	(6)%	—%	—%	(6)%

Net Sales Variance by Segment and Geographic Region	Nine Months Ended September 30, 2020
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	(1)%	8%	7%	—%	—%	7%
Nutrition & Biosciences	1	(1)	—	(1)	—	(1)
Transportation & Industrial	(5)	(15)	(20)	—	—	(20)
Safety & Construction	2	(8)	(6)	(1)	2	(5)
Non-Core	3	(17)	(14)	(1)	(9)	(24)
Total	—%	(6)%	(6)%	(1)%	—%	(7)%
U.S. & Canada	(1)%	(9)%	(10)%	—%	—%	(10)%
EMEA [1]	—	(12)	(12)	(1)	—	(13)
Asia Pacific	(1)	2	1	(1)	—	—
Latin America	3	(11)	(8)	(5)	(1)	(14)
Total	—%	(6)%	(6)%	(1)%	—%	(7)%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Electronics & Imaging	$357	$320	$887	$854
Nutrition & Biosciences	379	354	1,182	1,089
Transportation & Industrial	242	306	599	1,036
Safety & Construction	324	352	1,041	1,108
Non-Core	14	94	149	296
Corporate	(16)	(25)	(102)	(130)
Total	$1,300	$1,401	$3,756	$4,253

Equity in Earnings of Nonconsolidated Affiliates	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Equity earnings (GAAP)	$30	$43	$172	$132
Significant items included in equity earnings [1]	—	1	—	3
Equity earnings included in operating EBITDA (non-GAAP)	$30	$44	$172	$135

Equity earnings included in operating EBITDA by segment
Electronics & Imaging	$8	$10	$27	$18
Nutrition & Biosciences	1	—	2	—
Transportation & Industrial	1	1	3	3
Safety & Construction	7	7	19	22
Non-Core	13	26	121	92
Total equity earnings included in operating EBITDA (non-GAAP)	$30	$44	$172	$135
1. Reflects restructuring charges related to a joint venture in the Non-Core segment.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Loss (income) from continuing operations, net of tax (GAAP)	$(72)	$372	$(3,153)	$(713)
+ Provision for income taxes on continuing operations	92	78	100	172
Income (loss) from continuing operations before income taxes	$20	$450	$(3,053)	$(541)
+ Depreciation and amortization	780	499	2,326	1,533
- Interest income [1]	3	1	7	50
+ Interest expense [2]	165	177	519	522
- Non-operating pension/OPEB benefit [1]	5	21	24	60
- Foreign exchange losses, net [1]	(10)	(23)	(41)	(101)
+ Costs historically allocated to the materials science and agriculture businesses [3]	—	—	—	256
- Significant items	(333)	(274)	(3,954)	(2,492)
Operating EBITDA (non-GAAP)	$1,300	$1,401	$3,756	$4,253
1.Included in "Sundry income (expense) - net."
2.The three and nine months ended September 30, 2020 excludes N&B financing fee amortization. Refer to pages 14 and 15 for details of significant items.
3.Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Cash provided by operating activities (GAAP) [1]	$1,274	$882	$2,794	$831
Capital expenditures	(203)	(291)	(922)	(2,091)
Free cash flow (non-GAAP)	$1,071	$591	$1,872	$(1,260)
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the nine month periods noted. In addition, 2019 includes cash activity related to Dow and Corteva prior to the Distributions.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended September 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$20	$(79)	$(0.11)
Less: Significant items
Integration and separation costs [4]	(127)	(97)	(0.13)	Integration and separation costs
Restructuring and asset related charges - net [5]	(14)	(12)	(0.02)	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(183)	(183)	(0.25)	Goodwill impairment charges
Asset impairment charges [7]	(370)	(281)	(0.38)	Restructuring and asset related charges - net
Gain on divestitures [8]	393	232	0.32	Sundry income (expense) - net
N&B financing activities - net [9]	(32)	(24)	(0.04)	Interest expense; Sundry income (expense) - net
Income tax related item	—	6	0.01	Provision for income taxes on continuing operations
Total significant items	$(333)	$(359)	$(0.49)
Less: Merger-related amortization of intangibles	(482)	(369)	(0.50)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	5	4	—	Sundry income (expense) - net
Adjusted results (non-GAAP)	$830	$645	$0.88

Significant Items Impacting Results for the Three Months Ended September 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$450	$367	$0.49
Less: Significant items
Integration and separation costs [4]	(191)	(147)	(0.19)	Integration and separation costs
Restructuring and asset related charges - net [5]	(83)	(65)	(0.09)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Total significant items	$(274)	$(212)	$(0.28)
Less: Merger-related amortization of intangibles	(199)	(155)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	21	18	0.02	Sundry income (expense) - net
Adjusted pro forma results (non-GAAP)	$902	$716	$0.96
1. Income (loss) from continuing operations before income taxes.
2. Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Earnings (loss) per common share from continuing operations - diluted.
4. Integration and separation costs related to post-Merger integration and beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5. Includes Board approved restructuring plans and other asset related charges.
6. Reflects non-cash, goodwill impairment charges related to the Non-Core segment.
7. Reflects impairment charges related to long-lived asset groups within the Non-Core segment.
8. Reflects the net benefit related to the sale of the trichlorosilane business ("TCS") and equity stake in Hemlock Semiconductor JV (collectively, "TCS/Hemlock"), which includes a settlement of a supply agreement dispute, within the Non-Core segment.
9. Includes interest expense, net and financing fee amortization related to committed financing incurred in connection with the intended separation of the N&B Business.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended September 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(3,053)	$(3,173)	$(4.31)
Less: Significant items
Integration and separation costs [4]	(469)	(363)	(0.49)	Integration and separation costs
Restructuring and asset related charges - net [5]	(146)	(113)	(0.15)	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(3,214)	(3,214)	(4.37)	Goodwill impairment charges
Asset impairment charges [7]	(661)	(503)	(0.68)	Restructuring and asset related charges - net
Gain on divestitures [8]	590	334	0.45	Sundry income (expense) - net
N&B financing activities - net [9]	(54)	(41)	(0.06)	Interest expense; Sundry income (expense) - net
Income tax related item	—	34	0.05	Provision for income taxes on continuing operations
Total significant items	$(3,954)	$(3,866)	$(5.25)
Less: Merger-related amortization of intangibles	(1,438)	(1,101)	(1.49)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	24	18	0.02	Sundry income (expense) - net
Adjusted results (non-GAAP)	2,315	1,776	$2.41

Significant Items Impacting Pro Forma Results for the Nine Months Ended September 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(541)	$(731)	$(0.98)
Less: Significant items
Integration and separation costs [4]	(976)	(747)	(1.00)	Integration and separation costs
Restructuring and asset related charges - net [5]	(230)	(178)	(0.24)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Goodwill impairment charges [10]	(1,175)	(1,173)	(1.57)	Goodwill impairment charges
Asset impairment charges [11]	(63)	(47)	(0.06)	Restructuring and asset related charges - net
Income tax related item	(48)	(105)	(0.14)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(2,492)	$(2,250)	$(3.01)
Less: Merger-related amortization of intangibles	(598)	(469)	(0.63)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	60	55	0.07	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [12]	(256)	(197)	(0.26)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$2,745	$2,130	$2.85
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Integration and separation costs related to post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects non-cash goodwill impairment charges recorded as follows: $533 million charge recorded in the first quarter 2020 related to the Non-Core segment; a $2,498 million charge recorded in the second quarter 2020 related to the Transportation & Industrial segment, and $183 million in charges recorded in the third quarter of 2020 related to the Non-Core segment.
7.Reflects a $270 million pre-tax impairment charge recorded in first quarter 2020 related to a long-lived asset group within the Non-Core segment, a $21 million pre-tax impairment charge recorded in the second quarter 2020 related to other intangible assets within the Transportation & Industrial segment, and $370 million in pre-tax impairment charges recorded in third quarter 2020 related to long-lived asset groups and other intangible assets within the Non-Core segment.
8.Reflects a gain on the first quarter 2020 sale of the Company's Compound Semiconductor Solutions business within the Electronics & Imaging segment and a net benefit related to the third quarter 2020 sale of TCS/Hemlock, which includes a settlement of a supply contract dispute, within the Non-Core segment.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures
9.Includes interest expense, net and financing fee amortization related to committed financing in connection with the intended separation of the N&B Business.
10. Reflects goodwill impairment charges related to the Nutrition & Biosciences and Non-Core segments.
11. Reflects an impairment charge related to an equity method investment within the Nutrition & Biosciences segment.
12. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Income	Nine Months Ended September 30, 2019
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$16,308	$—	$16,308
Cost of sales	10,648	22	10,670
Research and development expenses	724	—	724
Selling, general and administrative expenses	2,013	—	2,013
Amortization of intangibles	755	—	755
Restructuring and asset related charges - net	290	—	290
Goodwill impairment charges	1,175	—	1,175
Integration and separation costs	1,149	(173)	976
Equity in earnings of nonconsolidated affiliates	132	—	132
Sundry income (expense) - net	144	—	144
Interest expense	493	29	522
Loss from continuing operations before income taxes	(663)	122	(541)
Provision for income taxes on continuing operations	142	30	172
Loss from continuing operations, net of tax	(805)	92	(713)
Net income attributable to noncontrolling interests from continuing operations	18	—	18
Net loss from continuing operations attributable to DuPont	$(823)	$92	$(731)

Per common share data:
Loss per common share from continuing operations - basic	$(1.10)		$(0.98)
Loss per common share from continuing operations - diluted	$(1.10)		$(0.98)

Weighted-average common shares outstanding - basic	748.2		748.2
Weighted-average common shares outstanding - diluted	748.2		748.2
1.    See the historical U.S. GAAP Consolidated Statements of Operations.
2.    Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.